Exhibit 99.1

Cincinnati Bancorp to Conduct Second Step Conversion and Related Stock Offering

CINCINNATI, OHIO; July 22, 2019 – Cincinnati Bancorp (OTCPink: “CNNB”), the holding company for Cincinnati Federal, announced today that the Board of Directors of its parent mutual holding company, CF Mutual Holding Company (“CF MHC”), has adopted a Plan of Conversion and Reorganization which calls for CF MHC to undertake a “second-step” conversion whereby Cincinnati Federal will reorganize from the two-tier mutual holding company structure to the fully-public stock holding company structure.

CF MHC currently owns approximately 55.6% of the outstanding shares of common stock of Cincinnati Bancorp as a result of Cincinnati Bancorp’s initial public offering that occurred on October 14, 2015, when it sold shares of its common stock to depositors of Cincinnati Federal in connection with the reorganization of Cincinnati Federal into the mutual holding company structure.

In the initial public offering, Cincinnati Bancorp sold 773,663 shares of common stock, resulting in gross proceeds of approximately $7.7 million, in a precedent setting transaction in that it was the first mutual holding company reorganization/public stock offering approved by the Board of Governors of the Federal Reserve System after the adoption of the Dodd-Frank Act.

Robert Bedinghaus, Executive Chairman of the Cincinnati Bancorp and Cincinnati Federal, said, “In 2015 we took the initial step of creating a mutual holding company to allow us to expand our lending operations and continue to pursue acquisitions of other mutual savings banks. Since that time, we have expanded our lending and acquired Kentucky Federal Savings and Loan Association, a mutual institution which was headquartered in Covington, Kentucky.

As a result of the proposed “second step” conversion transaction, the current mutual holding company structure of Cincinnati Bancorp and Cincinnati Federal will convert to the fully-converted stock holding company structure. A new stock holding company for Cincinnati Federal, to be named Cincinnati Bancorp, Inc. and which will succeed to Cincinnati Bancorp, will offer for sale shares of its common stock, representing CF MHC’s ownership interest in Cincinnati Bancorp, to depositors of Cincinnati Federal and others in a subscription offering and, if necessary, a community offering and/or a syndicated community offering. Eligible account holders of Cincinnati Federal as of the close of business on June 30, 2018 will have first priority non-transferable subscription rights to subscribe for shares of common stock of Cincinnati Bancorp, Inc. In addition, each share of common stock of Cincinnati Bancorp held by persons other than CF MHC (the “minority stockholders”) will be converted into and become the right to receive a number of shares of common stock of Cincinnati Bancorp, Inc. pursuant to an exchange ratio, established at the completion of the proposed transaction, designed to preserve in Cincinnati Bancorp, Inc. the same aggregate percentage ownership interest that the minority stockholders will have in Cincinnati Bancorp immediately before the completion of the proposed transaction, exclusive of the purchase of any additional shares of common stock of Cincinnati Bancorp, Inc. by minority stockholders in the stock offering and the effect of cash received in lieu of issuance of fractional shares of common stock of Cincinnati Bancorp, and adjusted to reflect certain assets held by CF MHC. The total number of shares of common stock of Cincinnati Bancorp, Inc. to be issued in the proposed transaction will be based on the aggregate pro forma market value of the common stock of Cincinnati Bancorp, Inc., as determined by an independent appraisal.

Mr. Bedinghaus commented, “We intend to use the proceeds of this transaction to continue to expand our lending operations and for other general corporate purposes, including for the consideration of potential acquisitions of financial service organizations.”

Completion of the proposed transaction, which is expected to occur in the first quarter of 2020, is subject regulatory approval, approval by the members of CF MHC (i.e., depositors and borrowers of Cincinnati Federal), and approval by the stockholders of Cincinnati Bancorp, including by a separate vote of Cincinnati Bancorp’s minority stockholders.

Luse Gorman, PC, will act as legal counsel to CF MHC, Cincinnati Bancorp and Cincinnati Federal. Keefe, Bruyette & Woods, Inc., a Stifel Company, which served as financial advisor to Cincinnati Bancorp and Cincinnati Federal in connection with the mutual holding company reorganization in 2015, will act as selling agent for the stock offering.

About Cincinnati Federal

Cincinnati Federal is a federally-chartered savings bank serving the financial needs of its customers located in southwest Ohio, northern Kentucky and southeastern Indiana. Cincinnati Federal conducts business from its corporate headquarters and main office in Green Township, Ohio, and three full service branches located in Price Hill (City of Cincinnati), Miami Heights and Anderson (suburban Hamilton County). As a result of the acquisition of Kentucky Federal Savings and Loan Association in 2018, Cincinnati Federal also operates two branches in Northern Kentucky (Covington and Florence) under the trade name Kentucky Federal, A Division of Cincinnati Federal.

Forward-Looking Statements

This press release contains certain forward-looking statements about the reorganization and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may". Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include that the proposed transaction may not be timely completed, if at all, that required regulatory, shareholder and member approvals are not be timely obtained, if at all, or that other customary closing conditions are not satisfied in a timely manner, if at all.

Important Additional Information and Where to Find It

In connection with the proposed transaction, Cincinnati Bancorp, Inc. will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 that will include a proxy statement of Cincinnati Bancorp and a prospectus of Cincinnati Bancorp, Inc., as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF CINCINNATI BANCORP ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT, AND THE PROSPECTUS CAREFULLY WHEN THE BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. When filed, these documents and other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov. Alternatively, these documents, when available, can be obtained free-of-charge from Cincinnati Bancorp upon written request to Cincinnati Bancorp, 6581 Harrison Avenue, Cincinnati, Ohio 45247, Attention: Robert Bedinghaus, or by calling (513) 574-3025.

Participants in the Solicitation

Cincinnati Bancorp and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies with respect of the proposed transaction. Information regarding Cincinnati Bancorp’s directors and executive officers is available in its definitive proxy statement for its 2019 Annual Meeting of Stockholders, filed with the SEC on April 12, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement, the prospectus, and other relevant materials filed with the SEC, as described above.

CONTACT:

Robert Bedinghaus, Executive Chairman

Cincinnati Bancorp

Cincinnati Federal

(513) 574-3025

bbedinghaus@cincinnatifederal.com